FOR IMMEDIATE RELEASE

Union National Financial Corporation Holds Annual Meeting of Shareholders.

The Annual Meeting of Shareholders of Union National Financial Corporation (“Union National”) was held on May 2, 2007 at The Eden Resort Inn in Lancaster, PA. At the Annual Meeting, shareholders elected Donald Cargas, Jr., Carl R. Hallgren, Barry C. Huber and Lloyd C. Pickell as Class B directors to serve for a three year term. Each of those directors previously served on the Union National board.

Mark D. Gainer, Chairman, President and Chief Executive Officer, made a presentation at the Annual Meeting discussing the prior year’s results and the expected impact of the recent restructuring. Mr. Gainer announced that Union National will be taking a number of restructuring charges in 2007 that should lead to cost savings of approximately $1.2M in 2008.

Union National Community Bank, a wholly-owned subsidiary of Union National Financial Corporation, has been serving its communities for over 150 years. The bank operates nine retail offices in Lancaster County.

For Further Information, Please Contact:
Mark D. Gainer, Chairman/President/CEO
Union National Financial Corporation
570 Lausch Lane
Lancaster, PA 17601
(717) 653-1441

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.